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                                                                    EXHIBIT 4.14

                       FIRST UNION COMMERCIAL CORPORATION

                                 USA TRUCK, INC.



October 31, 2001



Mr. Jerry D. Orler
Chief Financial Officer
USA Truck, Inc.
3200 Industrial Park Road
Van Buren, Arkansas 72956

Dear Jerry:

We are pleased to present our proposal for lease of equipment from First Union Commercial Corporation. The enclosed proposal exhibit contains additional information regarding this proposal and is incorporated herein by reference. If the terms are mutually satisfactory, they will be incorporated in an Equipment Lease agreement which will be executed by the parties.

The lease proposal is as follows:

1.       LESSEE: USA Truck, Inc.

2.       LESSOR: First Union Commercial Corporation or its nominee.

3.       EQUIPMENT, LEASE TERM AND LEASE PAYMENT: See attached exhibit(s).

4. TYPE OF LEASE: The lease will be a net lease whereby Lessee will be responsible for all expenses related directly or indirectly to the use of the equipment including maintenance, taxes, insurance coverage, etc.

Should this proposal be acceptable in principle, please sign and date the enclosed original of this letter and return it to us as an indication of your acceptance, by the expiration date noted below. As is our standard practice, this proposal is subject to final approval by our Pricing and Credit Committees and, as such, should not be deemed to be a commitment on the part of First Union.



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We appreciate the opportunity to present this proposal and look forward to your favorable acknowledgement of this letter. In the meantime, we would be pleased to receive any questions or comments that you may have.

Sincerely,

FIRST UNION COMMERCIAL CORPORATION



Jody Roberts
Director


                                            ACCEPTED PROPOSAL EXHIBIT NO.

                                            USA TRUCK, INC.
                                            -----------------------------------
                                                          (Seal)

                                            By:      /s/ Jerry D. Orler
                                               --------------------------------

                                                          C.F.O.
                                            -----------------------------------
                                                           Title

                                            Date: November 5, 2001
                                                 ------------------------------

THIS PROPOSAL SHALL EXPIRE ON NOVEMBER 30, 2001 UNLESS ACCEPTED BY LESSEE PRIOR TO THAT DATE.



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